Exhibit 99.1

SYNAGEVA BIOPHARMA CORP.

September 30, 2011 Financial Statements

SYNAGEVA BIOPHARMA CORP.

Balance Sheets (unaudited)

September 30, 2011 and December 31, 2010

	September 30, 2011 Consolidated	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$14,939,582	$14,714,571
Receivables	30,881	800,424
Prepaid expenses and other current assets	503,403	335,749

Total current assets	15,473,866	15,850,744
Other assets	60,410	61,971
Property and equipment, net	1,228,486	1,068,986

Total assets	$16,762,762	$16,981,701

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$951,661	$427,256
Accrued expenses	2,215,948	1,138,880
Deferred revenue	1,681,301	—

Total current liabilities	4,848,910	1,566,136
Deferred revenue, net of current portion	1,245,321	—
Other noncurrent liabilities	195,344	12,278
Notes payable, long-term	12,500,000	—

Total liabilities	18,789,575	1,578,414

Commitments and contingencies
Convertible preferred stock:
Series D-2 convertible preferred stock, par value $0.001; 28,000,000 and 18,000,000 shares authorized at September 30, 2011 and December 31, 2010, respectively; 18,000,000 shares outstanding at September 30, 2011 and December 31, 2010 (liquidation preference of $45,000,000 at September 30, 2011 and December 31, 2010)	44,863,380	44,863,380
Series C-2 convertible preferred stock, par value $0.001; 3,658,500 shares authorized; 3,583,040 shares issued and outstanding at September 30, 2011 and December 31, 2010 (liquidation preference of $17,176,735 at September 30, 2011 and December 31, 2010)	17,193,028	17,193,028
Series B-2 convertible preferred stock, par value $0.001; 4,168,700 shares authorized, 4,168,674 shares issued and outstanding at September 30, 2011 and December 31, 2010 (at liquidation preference)	21,094,741	21,094,741
Series A-2 convertible preferred stock, par value $0.001; 245,650 shares authorized, 245,637 issued and outstanding at September 30, 2011 and December 31, 2010 (at liquidation preference)	12,429,920	12,429,920

Total convertible preferred stock	95,581,069	95,581,069

Stockholders’ deficit:
Common stock, par value $0.001; 45,000,000 and 51,000,000 shares authorized at September 30, 2011 and December 31, 2010, respectively; 524,153 and 147,743 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	524	148
Additional paid-in capital	10,754,202	10,355,962
Accumulated other comprehensive loss	(1,002)	—
Accumulated deficit	(108,361,606)	(90,533,892)

Total stockholders’ deficit	(97,607,882)	(80,177,782)

Total liabilities, convertible preferred stock and stockholders’ deficit	$16,762,762	$16,981,701

The accompanying notes are an integral part of these financial statements.

SYNAGEVA BIOPHARMA CORP.

Statements of Operations (unaudited)

September 30, 2011 and September 30, 2010

	Nine Months Ended September 30,
	2011 Consolidated	2010
Revenues	$484,912	$405,630

Operating expenses
Research and development	12,197,477	6,145,933
General and administrative	5,905,745	2,854,160

Total operating expenses	18,103,222	9,000,093

Loss from operations	(17,618,310)	(8,594,463)
Other (expense) income, net	(183,066)	17,571
Interest income	2,351	3,048
Interest expense	(28,689)	—

Net loss	$(17,827,714)	$(8,573,844)

The accompanying notes are an integral part of these financial statements.

SYNAGEVA BIOPHARMA CORP.

Statements of Cash Flows (unaudited)

September 30, 2011 and September 30, 2010

	Nine Months Ended September 30,
	2011 Consolidated	2010
Cash flows from operating activities:
Net loss	$(17,827,714)	$(8,573,844)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	367,677	283,679
Stock compensation expense	292,402	150,310
Change for fair value of preferred stock warrants	183,066	(17,236)
Amortization of debt issuance costs	28,689	—
Changes in assets and liabilities
Receivables	769,543	(109,163)
Prepaid expenses and other current assets	(163,874)	(156,802)
Other assets	1,561	(9,694)
Accounts payable	524,405	261,819
Accrued expenses	1,077,068	793,687
Deferred revenue	2,926,622	83,000

Net cash used in operating activities	(11,820,555)	(7,294,244)

Cash flows from investing activities:
Purchases of property and equipment	(527,177)	(444,131)

Net cash used in investing activities	(527,177)	(444,131)

Cash flows from financing activities:
Payment of debt issuance costs	(33,471)	—
Payment of convertible preferred stock issuance costs	—	(36,723)
Proceeds from issuance of convertible notes payable	12,500,000	—
Proceeds from issuance of common stock	106,214	762

Net cash provided by (used in) financing activities	12,572,743	(35,961)

Net increase (decrease) in cash and cash equivalents	225,011	(7,774,336)
Cash and cash equivalents
Beginning of year	14,714,571	25,850,711

End of period	$14,939,582	$18,076,375

Supplemental schedule of noncash investing and financing activities
Accretion to redemption value of redeemable convertible preferred stock	$—	$62,136

The accompanying notes are an integral part of these financial statements.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

1.	Nature of the Business

Synageva BioPharma Corp. (“Synageva”, or the “Company”) was incorporated in the state of Delaware on February 5, 1996. The Company is a clinical stage biopharmaceutical company dedicated to discovering, developing and commercializing medicines for patients with rare diseases and unmet medical needs. Synageva’s lead program, SBC-102, is an enzyme replacement therapy for Lysosomal Acid Lipase (LAL) Deficiency, also known as Wolman Disease, Cholesteryl Ester Storage Disease (CESD) or Acid Lipase Deficiency. LAL Deficiency is a serious and rare Lysosomal Storage Disorder (LSD) that is a progressive and often fatal condition. SBC-102 is under development to address the devastating effects of LAL Deficiency by replacing the deficient or absent lysosomal acid lipase enzyme with a recombinant form of the enzyme. In addition to SBC-102, the Company has several other programs in development to help patients with Lysosomal Storage Disorders and other life-threatening genetic conditions for which there are currently no approved treatments.

The Company is subject to risks and uncertainties common to the biotechnology industry. Such risks and uncertainties include, but are not limited to: (a) results from current and planned clinical trials, (b) scientific data collected on the Company’s technologies currently in preclinical research and development, (c) decisions made by the FDA or other regulatory bodies with respect to the initiation of human clinical trials, (d) decisions made by the FDA or other regulatory bodies with respect to approval and commercial sale of any of the Company’s proposed products, (e) the commercial acceptance of any products approved for sale and the ability of the Company to manufacture, distribute and sell for a profit any products approved for sale, (f) the Company’s ability to obtain the necessary patents and proprietary rights to effectively protect its technologies, (g) the outcome of any collaborations or alliances entered into by the Company in the future with pharmaceutical or other biotechnology companies, (h) dependence on key personnel, (i) competition with better capitalized companies, and (j) its ability to raise additional funds. In addition, the Company is subject to risks and uncertainties that are related to its development of products for very rare diseases, including the risk that the Company may have difficulty enrolling patients for its clinical trials.

On November 2, 2011, the Company merged with a wholly-owned subsidiary of Trimeris, Inc, (“Trimeris”) in an all-stock transaction, pursuant to its previously announced Agreement and Plan of Merger and Reorganization, dated June 13, 2011. The combined company is named Synageva BioPharma Corp., and operates under the leadership of the Company’s management team that was in place immediately prior to the merger, with Sanj K. Patel serving as the President and Chief Executive Officer. In addition, the combined company’s board of directors has representatives from both the former Company and Trimeris boards. The combined company is a publicly-traded company and will focus on the development of novel therapeutics for patients with rare diseases and unmet medical need.

The merger took the form of a stock-for-stock merger intended to qualify as a tax-free reorganization. Under the terms of the agreement, Trimeris issued to the Company’s former stockholders shares of Trimeris common stock such that, immediately after the effective time of the merger, the Company’s former stockholders owned approximately 75% of the combined company’s shares outstanding, and former Trimeris stockholders owned approximately 25%. Options and warrants of both the Company and Trimeris were assumed by the combined company and became options and warrants to acquire stock of the combined company. See Note 8, “Subsequent Events”.

The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of approximately $108.4 million at September 30, 2011. Through September 30, 2011, the Company has funded its operations primarily from proceeds of the sale of preferred stock, issuance of convertible notes and notes payable and proceeds from government grants and collaboration agreements. In March 2011, the Company issued $12.5 million of convertible notes. The Company currently believes that existing cash and cash equivalents balances, including approximately $50.0 million of cash acquired in the merger with Trimeris, will be sufficient cash resources to fund operations into the first quarter of 2013. The Company expects to continue to experience losses, and may be required to obtain additional debt or equity financing in order to fund future operations beyond the first quarter of 2013. There can be no assurance that the Company will be able to secure additional financing.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with the instructions to Article 10 of Regulation S-X. These statements, however, are condensed and do not include all disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements and should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2010, which were included in the joint proxy/prospectus filed by Trimeris with the Securities and Exchange Commission on October 12, 2011.

In the opinion of the Company, the unaudited consolidated financial statements contain all adjustments (all of which were considered normal and recurring) necessary for a fair statement of the Company’s financial position at September 30, 2011, the results of operations for the nine-month periods ended September 30, 2011 and 2010, and cash flows for the nine-month periods ended September 30, 2011 and 2010.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates and judgments include revenue recognition, research and development costs and related accrued expenses, the carrying value of property and equipment, stock based compensation, and certain liabilities. Actual results may differ from such estimates.

These interim results are not necessarily indicative of results to be expected for a full year or subsequent interim periods.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Synageva BioPharma Limited, an entity incorporated in the United Kingdom. The subsidiary began operations in May 2011. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity at the date of purchase of less than three months to be cash equivalents. At September 30, 2011 and December 31, 2010, substantially all cash and cash equivalents were held in money market accounts at commercial banks.

Fair Value of Financial Instruments

Under current accounting standards, fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The current accounting guidance also establishes a hierarchy to categorize how fair value is measured and which is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2011:

	September 30, 2011	Quoted Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$12,407,760	$12,407,760	$—	$—

Liabilities
Preferred stock warrants	$195,344	$—	$—	$195,344

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	December 31, 2010	Quoted Price in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Cash equivalents	$14,510,308	$14,510,308	$—	$—

Liabilities
Preferred stock warrants	$12,278	$—	$—	$12,278

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

The change in the valuation of preferred stock warrants is summarized below.

Fair value at December 31, 2009	$29,514
Change in fair value	(17,236)

Fair value at December 31, 2010	$12,278
Change in fair value	183,066

Fair value at September 30, 2011	$195,344

The Company accounts for the warrants outstanding to purchase 75,094 shares of Series C-2 convertible preferred stock according to accounting standards regarding free standing financial instruments with the characteristics of both liabilities and equities. Due to the redemption feature of the Series C-2 convertible preferred stock, these warrants are classified as liabilities. The warrants are revalued at each balance sheet date and any change in fair value will be recorded as a component of other income or other expense, until the earlier of their exercise or expiration. The Company estimated the fair value of the warrants using an option pricing model assuming 51.7% volatility, a 1.37% risk free rate of interest, a term of 6.75 years and an estimated fair value of the Company’s Series C-2 Preferred Stock of $4.93 per share.

Revenue Recognition

The Company’s business strategy includes entering into collaborative agreements with biotechnology and pharmaceutical companies. Revenue under collaborations may include the receipt of non-refundable license fees, payments based on achievement of development objectives, reimbursement of research and development costs and royalties on product sales.

The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, services are performed or products are delivered, the fee is fixed and determinable, and collection is reasonably assured. Determination of whether persuasive evidence exists and whether delivery has occurred or services have been rendered are based on management’s judgment regarding the fixed nature of the fee charged for deliverables and the collectability of those fees. Should changes in conditions cause management to determine these criteria are not met for future transactions, revenue recognized could be adversely affected.

Collaboration and License Revenue

The Company recognizes revenue related to collaboration and license agreements in accordance with the provisions of ASC Topics 605-25 “Revenue Recognition - Multiple Element Arrangements” (“ASC Topic 605-25”). In January 2011, the Company adopted Accounting Standards Update (“ASU”) No. 2009-13, “Multiple Deliverable Revenue Arrangements” for contracts entered into or materially modified after that date. ASU 2009-13 updates the previous multiple-element revenue arrangements guidance. The revised guidance primarily provides three significant changes: 1) it eliminates the need for objective and reliable evidence of the fair value of the undelivered element in order for a delivered item to be treated as a separate unit of accounting; 2) it eliminates the residual method to allocate the arrangement consideration; and, 3) it modifies the fair value requirements of EITF Issue 00-21 by providing “best estimate of selling price” in addition to vendor specific objective evidence and vendor objective evidence for determining the selling price of a deliverable. In addition, the guidance also expands the disclosure requirements for revenue recognition. The adoption of ASU 2009-13 did not have an impact on the Company’s financial position, results of operations or cash flows.

The Company evaluates all deliverables within an arrangement to determine whether or not they provided value on a stand-alone basis. Based on this evaluation, the deliverables are separated into units of accounting. The arrangement consideration that is fixed and determinable at the inception of the arrangement is allocated to the separate units of accounting based on the estimated selling price. The Company may exercise significant judgment in determining whether a deliverable is a separate unit of accounting as well as in estimated the selling prices of such units of accounting.

For multiple element arrangements, including collaboration and license agreements, entered into prior to January 1, 2011, guidance required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. This was difficult to determine when the service or product was not individually sold because of its unique features. Under this guidance, if the fair value of all of the undelivered elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined.

Effective January 1, 2011, the Company determines the selling price of a deliverable using the hierarchy as prescribed in ASC Topic 605-25 based on VSOE, TPE, or BESP. VSOE is based on the price charged when the element sold separately and is the price actually charged for that deliverable. TOE is determined based on third party evidence for a similar deliverable when sold separately and BESP is the price which the Company would transact a sale if the elements of the collaboration and license agreements were sold on a stand-alone basis. When a deliverable is determined to be a separate unit of accounting, the Company will determine the selling price using BESP. The process for determining BESP involves significant judgment on the part of the Company and can include considerations of multiple factors such as estimated direct expenses and other costs and available date.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, it must determine the period over which the performance obligations will be performed and revenue will be recognized. Revenue will be recognized using either a proportional performance or straight-line method. The Company recognizes revenue using the proportional performance method provided that the Company can reasonably estimate the level of effort required to complete its performance obligations under an arrangement and such performance obligations are provided on a best-efforts basis. Direct labor hours or full-time equivalents are typically used as the measure of performance. Revenue recognized under the relative performance method would be determined by multiplying the total payments under the contract, excluding royalties and payments contingent upon achievement of substantive milestones, by the ratio of level of effort incurred to date to estimated total level of effort required to complete the Company’s performance obligations under the arrangement. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the relative performance method, as of each reporting period.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement

Effective January 1, 2011, the Company adopted ASU No. 2010-17, “Milestone Method of Revenue Recognition”, which provides guidance on revenue recognition using the milestone method. Under the milestone method, a payment that is contingent upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. A milestone is an event (i) that can be achieved based in whole or in part on either our performance or on the occurrence of a specific outcome resulting from our performance, (ii) for which there is substantive uncertainty at the date the arrangement is entered into that the event will be achieved and (iii) that would result in additional payments being due to us. The determination that a milestone is substantive is subject to considerable judgment and is made at the inception of the arrangement. Milestones are considered substantive when the consideration earned from the achievement of the milestone is (i) commensurate with either the Company’s performance to achieve the milestone or the enhancement of value of the item delivered as a result of a specific outcome resulting from our performance to achieve the milestone, (ii) relates solely to past performance and (iii) is reasonable relative to all deliverables and payment terms in the arrangement. The adoption of this standard did not impact our financial position or our results of operations for any prior period.

Royalty Revenue

Royalty revenues will be recognized based on contract terms when reported sales are reliably measurable and collectability is reasonably assured. To date, none of the Company’s products have been approved, and therefore the Company has not earned any royalty revenue from product sales.

Reimbursement of Costs

Reimbursement of research and development costs by third party collaborators is recognized as revenue provided the Company has determined that it is acting primarily as a principal in the transaction according to the provisions outlined in FASB Codification Topic 605-45, Revenue Recognition, Principal Agent Considerations, the amounts are determinable and collection of the related receivable is reasonably assured.

Grant Revenue

The Company recognizes revenues from grants in the period in which the Company has incurred the expenditures in compliance with the specific restrictions of the grant. Grant revenue was recognized in the period in which the related expenditures were incurred and totaled approximately $292,000 and $209,000 for the nine months ended September 30, 2011 and 2010, respectively.

Deferred Revenue

Amounts received prior to satisfying the above revenue recognition criteria would be recorded as deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized within twelve months from the balance sheet date would be classified as long-term deferred revenue. As of September 30, 2011 and December 31, 2010 the Company had $2.9 million and $0, respectively, classified as deferred revenue.

Research and Development

Research and development costs are charged to operations when incurred and include personnel and facility-related expenses, outside contracted services including clinical trial costs, manufacturing and process development costs, research costs, outside consulting services and other external costs. Clinical development costs are a significant component of the Company’s research and development expenses. The Company contracts with third parties that perform various clinical trial activities on its behalf in the ongoing development of its product candidates. The financial terms of these contracts are subject to negotiations and may vary from contract to contract and may result in uneven payment flow. The Company accrues and expenses costs for clinical trial activities performed by third parties based upon estimates of the work completed. Estimates are developed through discussions with internal clinical personnel and outside service providers based on the progress or stage of completion of trials or services and the agreed upon fee to be paid for such services.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

Comprehensive Loss

The Company accounts for comprehensive loss as prescribed by Accounting Standards Update (“ASU”) 220, “Comprehensive Income”. Comprehensive income (loss) is the total net income (loss), plus all changes in equity during the period, except those changes resulting from investment by and distribution to owners. The following table summarizes the components of comprehensive loss:

	Nine Months Ended September 30,
	2011	2010
Net loss	$(17,827,714)	$(8,573,844)
Currency translation adjustment	(1,002)	—

Total comprehensive loss	$(17,828,716)	$(8,573,844)

Recently Issued and Proposed Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued an amendment to the accounting for multiple-deliverable revenue arrangements. This amendment provides guidance on whether multiple deliverables exist, how the arrangements should be separated, and how the consideration paid should be allocated. As a result of this amendment, entities may be able to separate multiple-deliverable arrangements in more circumstances than under existing accounting guidance. This guidance amends the requirement to establish the fair value of undelivered products and services based on objective evidence and instead provides for separate revenue recognition based upon management’s best estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. The existing guidance previously required that the fair value of the undelivered item reflect the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. If the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This amendment will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company adopted the provisions of this guidance on a prospective basis on January 1, 2011, the effect of which will be dependent on the terms of any new or materially modified arrangements subsequent to adoption.

In April 2010, the FASB issued ASU 2010-17, Revenue Recognition – Milestone Method (Topic 605): Milestone Method of Revenue Recognition (“ASU 2010-17”). ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. The new rule was adopted by the Company on January 1, 2011. Adoption of this new standard did not materially affect the Company’s financial statements.

In May 2011, the FASB issued an amendment to the accounting guidance for fair value to develop common requirements between GAAP and International Financial Reporting Standards. The amendment changes the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements, including (i) application of the highest and best use and valuation premise concepts solely for nonfinancial assets and liabilities; (ii) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity; and (iii) disclosing quantitative information about unobservable inputs used in the fair value measurement within Level 3 of the fair value hierarchy. For public entities, the amendment is effective for interim and annual periods beginning after December 15, 2011. Early application is not permitted. The Company is currently evaluating the disclosure requirements related to providing quantitative information about unobservable inputs used to measure the fair value of its warrant liability.

In June 2011, the Financial Accounting Standards Board, or FASB, issued an amendment to the accounting guidance for presentation of comprehensive income. Under the amended guidance, a company may present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In either case, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of choice in presentation, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. For public entities, the amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and shall be applied retrospectively. Early adoption is permitted. Other than a change in presentation, the adoption of this update is not expected to have a material impact on the Company’s consolidated financial statements.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

3.	Property and Equipment

	September 30, 2011	December 31, 2010
Laboratory equipment	$2,391,544	$2,044,987
Leasehold improvements	376,563	355,100
Computer, software and office equipment	628,824	479,888
Vehicles	93,890	93,890

	3,490,821	2,973,865
Less: Accumulated depreciation and amortization	(2,262,335)	(1,904,879)

	$1,228,486	$1,068,986

Depreciation and amortization expense approximated $368,000 and $284,000 for the nine months ended September 30, 2011 and 2010, respectively.

4.	Summary of Accrued Expenses

	September 30, 2011	December 31, 2010
Accrued benefits and compensation	$937,663	$459,376
Clinical and scientific costs	483,238	288,691
Professional fees	508,042	159,573
Other	287,005	231,240

	$2,215,948	$1,138,880

5.	Convertible Notes and Convertible Preferred Stock

Convertible Notes

In March 2011, the Company issued $12.5 million of Convertible Notes as the first tranche of a potential $25 million convertible note offering. The Convertible Notes are convertible into shares of Series D-2 preferred stock at the conversion price then applicable to the Series D-2 preferred stock or into a future series of Preferred Stock at its then applicable conversion price issued in conjunction with the next Qualified Offering, at the election of the holders. All Convertible Notes shall be automatically converted at the then applicable conversion price: (i) in the event that the holders of at least 70% of the outstanding Convertible Notes voting as a single class consent to such conversion; (ii) upon the closing of a Qualified Offering; (iii) upon an initial public offering of the Company’s stock (whether by a public offering of the Company’s stock or a combination of the Company with another company the result of which is that the surviving company’s shares are public traded); or (iv) upon a change of control of the Company. In connection with an automatic conversion of the Convertible Notes upon a Qualified Offering, the Convertible Notes will be converted into shares of Series D-2 preferred stock or Qualified Offering Stock, the series to be elected by the Note holder as described above. In all other cases of an automatic conversion of the Convertible Notes, the Convertible Notes will be converted into shares of Series D-2 preferred stock at the then applicable conversion price of the Series D-2 preferred stock. Each holder of Convertible Notes will be entitled to vote such holder’s shares of Series D-2 preferred stock as if the Convertible Notes held by such holder had been convertible into shares of Series D-2 preferred stock immediately prior to any such vote in addition to the vote that such holder of shares of Series D-2 preferred stock would otherwise have. The Convertible Notes bear no interest rate and do not mature other than in a conversion as described above. Any Note holder who fails to fund the 2nd tranche will immediately have their current Note holdings converted into that number of Common Shares as that holder would be entitled to receive if that Note holder converted their notes to Series D-2 preferred stock and then immediately converted those shares of D-2 preferred stock into common stock. Pursuant to their terms, the Convertible Notes automatically converted into 4,999,987 shares of Series D-2 preferred stock immediately prior to the merger of the Company with the wholly-owned subsidiary of Trimeris (Notes 1 and 8).

Convertible Preferred Stock

The Company was authorized to issue 45,000,000 shares of common stock and 38,000,000 shares of preferred stock as of September 30, 2011.

As of September 30, 2011, of the 38,000,000 shares of preferred stock, 245,650 have been designated as Series A-2 convertible preferred stock (“Series A-2 preferred stock”), 4,168,700 as Series B-2 convertible preferred stock (“Series B-2 preferred stock”), 3,658,500 as Series C-2 convertible preferred stock (“Series C-2 preferred stock”), and 28,000,000 as Series D-2 preferred stock.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

6.	Share Based Payments

The Company’s Board of Directors adopted in November 1996 the 1996 Stock Option Plan (the “1996 Plan”) under which options designated as either incentive or non-qualified stock options may be issued to employees, officers, directors, consultants and independent contractors of the Company or any parent, subsidiary or affiliate of the Company. Options granted under the 1996 Plan are at prices not less than the fair market value at the time of grant and may be exercised for a period of ten years from the grant date. Options granted under the 1996 Plan have vesting periods ranging from immediate to four years. The 1996 Plan includes a provision for options to accelerate and become immediately and fully exercisable upon a 50% or more change in control as defined in the 1996 Plan. In November 2006, this 1996 Plan was terminated in accordance with its ten-year expiration provision.

On June 7, 2005, a new Stock Plan (the “2005 Stock Plan”) was adopted by the Company’s Board of Directors and approved by the Company’s shareholders. Any employee, officer, consultant, independent contractor or director is eligible to participate in the 2005 Stock Plan. The 2005 Stock Plan permits the granting of incentive and non-qualified stock options and stock purchase rights for restricted stock. Options granted under the 2005 Stock Plan are at prices not less than the fair market value at the time of grant and may be exercised for a period of ten years from the grant date. Options granted under the 2005 Stock Plan have vesting periods ranging from immediate to four years. The 2005 Stock Plan includes a provision for options to accelerate and become immediately and fully exercisable upon a 50% or more change in control as defined in the incentive and non-qualified stock option agreements. Under the 2005 Stock Plan, the Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term, and the exercise price. If an individual owns stock representing more than 10% of the outstanding shares at the time of grant, the exercise price of each share shall be at least 110% of fair market value, as determined by the Board of Directors. Options granted under the 2005 Stock Plan generally become exercisable over a four year period.

The Company uses the Black-Scholes option pricing model to measure the fair value of its option awards. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The expected life assumption is based on the limited exercise historical experience at the Company, management’s expectations, the vesting period of 4 years and the contractual term of 10 years. Volatility has been determined based on an analysis of reported data for a peer group of companies that granted options with substantially similar terms. The risk-free interest rate is based on the rate of US Treasury zero coupon rate with a remaining term approximating the expected term used as the input to the Black-Scholes option pricing model.

In May 2011, the Company increased its pool of stock options available for grant under the 2005 Stock Option Plan by 900,000 shares. The Company granted 1,210,611 stock options during the first nine months of 2011. There were no stock options granted during the first nine months of 2010.

The weighted average assumptions used in the option pricing model for stock option grants in the nine months ended September 30, 2011 were as follows:

Expected dividend yield	0%
Expected volatility in stock price	51%
Weighted average risk-free interest rate	1.90%
Expected life of stock awards - years	6 years

Option activity under the 2005 Stock Plan for nine months ended September 30, 2011 was as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2010	3,015,856	$0.52
Granted	1,210,611	1.32
Exercised	(376,389)	0.30
Cancelled	(155,805)	0.57

Outstanding at September 30, 2011	3,694,273	$0.81

Vested and unvested expected to vest at September 30, 2011	3,694,273

The options granted for the nine months ended September 30, 2011 had a weighted average fair value of $1.48 with a weighted average estimated fair value of the Company’s common stock of $2.26 as of September 30, 2011.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

The options for the 2005 Stock Plan outstanding and currently exercisable by exercise price at September 30, 2011 are as follows:

Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
55,236	4.19	$0.25	55,236	$0.25
400,309	7.02	1.45	291,447	1.45
1,957,617	7.88	0.39	1,040,828	0.39
79,500	9.16	0.45	7,374	0.45
942,611	9.66	0.70	—	0.70
259,000	9.99	3.60	—	3.60

3,694,273		$0.81	1,394,885	$0.61

As of September 30, 2011, the unamortized compensation expense related to outstanding unvested options approximated $1,925,000 and is expected to be recognized over a weighted average period of approximately 3.24 years. This estimate does not include the impact of other possible stock-based awards that may be made during future periods.

The aggregate intrinsic value of shares outstanding and shares exercisable at September 30, 2011 is approximately $12,013,000 and $4,818,000 respectively, which represents the total intrinsic value (the excess of the estimated fair value of the Company’s stock price on September 30, 2011 over the exercise price) that would have been received by the option holders had all option holders exercised their options on September 30, 2011.

The Company recognized stock-based compensation expense on all stock option awards for the nine months ended September 30, 2011 and 2010 in the following categories:

	Nine Months Ended September 30,
	2011	2010
Research and development	$94,296	$29,935
General and administrative	198,106	120,375

	$292,402	$150,310

7.	License Agreements and Collaborations

Collaborations

In March 2009 and March 2010, the Company entered into collaboration agreements with a third-party to develop antibodies using the Synageva proprietary expression platform. The collaboration agreements included up-front payments of $200,000, potential future milestone payments to the Company totaling $400,000 and potential option payments payable to the Company.

Revenue recognized under these collaboration agreements was $120,000 and $197,000 during the nine months ended September 30, 2011 and 2010, respectively. Revenue was recognized using the proportional performance method.

In August 2011, the Company entered into a collaboration agreement with Mitsubishi Tanabe Pharma Corporation (“Mitsubishi Tanabe”) whereby the Company is utilizing its proprietary expression technology for the development of a certain targeted compound. The agreement includes an upfront license payment to the Company of $3 million, on-going reimbursement or funding of development costs, estimated during the initial development period to be approximately $1.5 million, and the potential for an additional payment due upon the successful completion of the initial development. Mitsubishi Tanabe also has an option to obtain an exclusive royalty-bearing license, with the right to grant sublicenses, to further develop and commercialize the licensed compound (the “Option”). Additionally, upon exercise of the Option, the parties intend to negotiate a follow-on collaboration and license agreement that may include potential future development and commercial sales based milestone payments, and potential royalty payments. The Company determined that the Option is substantive as the decision to exercise is in the control of Mitsubishi Tanabe and is not essential to the functionality of the other deliverables. Therefore, the Option was not considered to be a deliverable at the inception of the collaboration agreement. The Option terminates sixty days from date the Joint Steering Committee (“JSC”) determines whether the initial development was successful.

SYNAGEVA BIOPHARMA CORP.

NOTES TO FINANCIAL STATEMENTS

(unaudited)

The Company evaluated the collaboration agreement in accordance ASC 605-25 and ASU 2009-13 in order to determine whether the deliverables at the inception of the agreement: (i) the license , (ii) research services during the development period, and (iii) JSC participation should be accounted for as a single unit or multiple units of accounting. The Company concluded that the license does not have standalone value to Mitsubishi Tanabe because (i) Mitsubishi Tanabe does not have the ability to transfer or sublicense and (ii) the activities to be conducted during the development period are highly dependent on the Company’s unique knowledge and understanding of its proprietary technology which is critical to optimizing the compound. The Company determined that the JSC is a deliverable through the development period. The Company concluded that the license, the research services performed during the development term and the JSC obligation represent a single unit of account.

Revenue recognized under this arrangement for the nine months ended September 30, 2011 totaled approximately $73,000. Revenue was recognized using the proportional performance method.

Amended and Restated License Agreement

On April 5, 2007, the Company amended and restated its technology license agreement with the University of Georgia Research Foundation (“UGARF”). This agreement replaces the previous license agreement dated April 11, 1996, in its entirety. In consideration for exclusive worldwide rights to the same patents, know-how and related technology under the original agreement, the Company provided 9,024 shares of its common stock to UGARF in addition to sublicense royalties, if applicable, and product royalties to be payable upon future commercialization and sale of any products subject to the license.

Licensing Agreements

The Company has licensing and sponsored research agreements with certain scientific and research institutions. The Company incurred expenses under these agreements in the approximate amounts of $17,000 and $20,000 for the nine months ended September 30, 2011 and 2010, respectively. At September 30, 2011, Company had approximately $80,000 of milestone payments or other commitments payable over the next four years under agreements that are cancelable by either party under certain circumstances. These agreements also specify the payment of certain percentage royalties based on net sales of developed technologies.

8.	Subsequent Event

Synageva considers events or transactions that have occurred after the balance sheet date of September 30, 2011, but prior to the filing of the financial statements with the SEC on this Form 8-K to provide additional evidence relative to certain estimates or to identify matters that require additional recognition or disclosure. Subsequent events have been evaluated through the date of the filing with the SEC of this Quarterly Report on Form 8-K.

On November 2, 2011, following the approval of their respective stockholders, the Company and Trimeris completed an all-stock merger transaction pursuant to the terms of their previously announced Agreement and Plan of Merger and Reorganization. The combined company is named Synageva BioPharma Corp., and will operate under the leadership of the Company’s former management team with Sanj K. Patel serving as the President and Chief Executive Officer. As part of the merger, each share of Synageva (on an as converted basis) was converted into the right to receive approximately 0.413 shares of the combined company’s common stock. All options and warrants of Synageva that were outstanding prior to the merger were assumed by the combined company in the merger. The combined company has approximately 17.5 million shares outstanding and, on a fully diluted basis, 19.4 million shares.